As filed with the Securities and Exchange Commission on December 26, 2024

Registration No. 333-254520

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-254520

UNDER

THE SECURITIES ACT OF 1933

The Duckhorn Portfolio, Inc. †

(Exact Name of Registrant as Specified in its Charter)

Delaware	81-3866305
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1201 Dowdell Lane

Saint Helena, CA 94574

(Address of Principal Executive Offices, including zip code)

Amended and Restated Mallard Holdco, LLC 2016 Equity Incentive Plan

The Duckhorn Portfolio, Inc. 2021 Equity Incentive Plan

The Duckhorn Portfolio, Inc. 2021 Employee Stock Purchase Plan

(Full Title of the Plans)

Sean Sullivan

Executive Vice President, Chief Strategy and Legal Officer and Corporate Secretary

The Duckhorn Portfolio, Inc.

1201 Dowdell Lane

Saint Helena, CA 94574

(707) 302-2658

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Christopher D. Comeau

Elizabeth Gallucci

Tristan VanDeventer

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	In connection with the completion of the transaction to which this Post-Effective Amendment relate, the registrant’s stock ceased trading on the New York Stock Exchange.

DEREGISTRATION OF SHARES

This Post-Effective Amendment No. 1 to the Registration Statement (“Post-Effective Amendment”) filed by The Duckhorn Portfolio, Inc., a Delaware corporation (the “Registrant” or the “Company”), removes from registration all securities that remain unsold under the following registration statement on Form S-8 (the “Registration Statement”) filed by the Registrant with the Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (Registration No. 333-235633), filed by the Registrant with the Commission on March 19, 2021, pertaining to the registration of the securities described in the Registration Statement.

On October 6, 2024, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Marlee Buyer, Inc., a Delaware corporation (“Parent”), and Marlee Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on December 24, 2024, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

In connection with the completion of the Merger, the Registrant is terminating any and all offerings of the Registrant’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 7, 2024.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Saint Helena, California, on this 26th day of December, 2024.

THE DUCKHORN PORTFOLIO, INC.

By:	/s/ Sean Sullivan
Name:	Sean Sullivan
Title:	Executive Vice President, Chief Strategy and Legal Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.